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


                  The following is a transcript of questions and answers from a conference call held by Richard Sands, Chairman and CEO of Constellation Brands, Inc., on October 19, 2004:

                  Operator: At this time I would like to remind everyone, if you would like to ask a question please press star then the number 1 on your telephone keypad. Please limit yourself to 1 question at a time. Your line will then be muted and you will be able to press star 1 again to reenter the question queue. We'll pause for just a moment to compile the Q&A roster. Your first question is from Marc Cohen with Goldman Sachs.

                  Marc Cohen - Goldman Sachs - Analyst:   Hi, Richard.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Hi, Mark.

                  Marc Cohen - Goldman Sachs - Analyst: I wonder if you could just clarify your long-term financing strategy if this deal goes through. Initially, I presume, and maybe even your short-term financial strategy. I presume initially you're thinking about some kind of bank debt. But, clearly, when you went forward with the Hardy's deal, which is a transaction of similar size, you subsequently came to the market with some equity. And I just wonder if you could clarify for us what your longer term financing intentions would be so that we could really get a true sense of the cost of this deal.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Yeah. You are correct. We are planning on financing this with debt, bank debt, in particular, by expanding our syndicate loan. Unlike the Hardy transaction we have no plans to follow up with an equity offering. The reason is very simple. Today Constellation's debt to EBITDA is falling below 3. When we combine the 2 companies our debt to EBITDA will be a little below -- a little above 4, and will -- because of the significant cash flow -- be falling very rapidly. So we see no reason to balance our capital structure with equity this time.

                  Operator:   Your next question is from Jeff Kanter with
Prudential Equity.

                  Jeff Kanter - Prudential Equity - Analyst: Good morning, Richard. A couple of quick questions, they are all related. What -- how much in synergies are you expecting, what's the accretion, because I don't get much. Mondavi had planned on putting $15 million into the marketplace. Do you plan on doing that? And, you know, you're spending $1.3 billion but it doesn't sound like you've done a tremendous amount of due diligence other then reading the filings, is that fair? Thank you.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO: I would say that is not fair. We know a great deal about the Mondavi business because we've been very close to the business over the course of time. We have very good advisors, including Merrill and Wachtell, that have been helping us analyze the company. And basically we are very confident that we can generate significantly higher levels of revenue growth and produce, over time, cost synergies. But, on its surface, basically, the $1.3 billion of debt costs us under 5%. And that could be compared to their ongoing recurring earnings without any synergies and you should come up with at least a few cents, if not more, of EPS accretion from day 1. Obviously, as in all of our previous acquisitions, once we really execute, we have been capable of producing much more stellar results in terms of revenue growth and synergies and the accretion will build dynamically over the short-term.

                  Operator:  Your next question is from Caroline Levy with UBS.

                  Caroline Levy - UBS - Analyst: Good morning. Hi, Richard. I had the same questions, basically, but can you outline if you would be comfortable with keeping your debt short-term over significant period of time or do you go out and then fix it because that would affect the accretion longer term.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Yeah, it would not be our intention to fix the debt, in other words, go for a fixed long-term rate because we have, as you know, in our debt a nice component of term debt and we believe that our balanced capital structure can afford more short-term debt. So, it wouldn't be our intention to fix over time. That would not be our intention.

                  Caroline Levy - UBS - Analyst:  Okay.

                  Operator: Your next question is from Bryan Spillane with Banc of America Securities.

                  Bryan Spillane - Banc of America Securities - Analyst: Good morning, Richard. Just, you know, in the past, you've talked about -- or described acquisitions as being, you know, either growth or value oriented. Given the multiple here it seems to me like you're looking at this as a growth acquisition. So, one, is that true? And second, you know, how will this impact your long-term growth algorithm in terms of will this accelerate your 6 - 8% top line sales growth, does it help maintain it or do you think that it might, you know, be dilutive to it?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
First of all, this is -- this is an interesting combination, in our opinion, of both growth and scale acquisitions. It will be fairly neutral to our 6 to 8% growth outlook as we bring this very important brand to market around the world. So, I wouldn't classify it as a, quote, growth acquisition in that when you looked at Hardy, for example, we were looking at 15, 16% top line growth. In this situation we're looking more in the mid-single digits and this does have scale and plays off of our existing scale very nicely in producing both enhanced revenue growth and, ultimately, synergies.

                  Operator: Your next question is from Bill Leach with Neuberger Berman.

                  Bill Leach - Neuberger Berman - Analyst: Good morning, Richard. Can you give us any thought of a, you know, rough idea of the synergies you see between the 2 companies relative to their operating income, which I believe is expected to be about $56 million this year?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Yeah, that $56 million has a lot of one-time write-offs so it needs to be adjusted. But, I really don't want to get into the details of our acquisition plan and our integration plan at this point in time because it really is not the main point here. The main point is do the shareholders of Mondavi want to go ahead with a restructuring plan with all of its inherent risks or do they want $53 in cash, a 37% premium today? And that's really the most important question that has to be put on the table that the shareholders of Mondavi have to consider. We have, for our shareholders, a very complete and thorough plan of how we bring these 2 businesses together. It is very positive in terms of shareholder value, very accretive and we're not going to discuss the details at this point in time.

                  Operator:  Your next question is from Alec Patterson with RCM.

                  Alec Patterson - RCM - Analyst: 2 questions, Richard. First, the Mondavi portfolio, the parts of it that obviously fill some gaps in yours, I could see but there's clearly some price point overlaps. Do you think you would be paring back either your portfolio or their portfolio? And my second question would be to the degree that this leads to some competing bids, and you have a few cents of synergies on the table, as you've said, from day one, it seems to suggest that you may be a player in a competing bid scenario?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
First of all, we do not see the necessity to pare back either their's or our portfolio. We're very well equipped to deal with competing brands. And, in fact, we believe in having multiple entries into various segments of the wine business. With regards to this accretiveness, remember, I said on its face, just taking Mondavi's current financial picture, current meaning last 12 months, it is accretive and what that really does suggest is that we're very well positioned if we need to, to compete with our offer, but, today, there is only 1 offer on the table. There's only one party that's put $53 per share on the table and that's us. I don't -- I can't speculate on whether there are going to be competing offers. What I do know is that the recapital -- the restructuring plan with its inherent risks does not create $53 a share of value. It is full of risks, uncertainty, and even when you ignore the risk and uncertainty, you don't get $53 a share. So, again, the basic question here is what should the Mondavi shareholders do? What do they want?

                  Operator: Your next question is from Tim Ramey with D.A. Davidson.

                  Tim Ramey - DA Davidson - Analyst: Good morning, Richard, it's Tim. Congratulations on this. I think it looks like a smart deal. The questions I have relate to your plans to alter the, or to abandon, I guess, the restructuring that Mondavi has announced. I mean, they were planning on cutting the Robert Mondavi Winery in half. Does that make sense to you? And would that be a feature -- I mean, would that be a feature of your go-forward plan?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
No. It definitely wouldn't be a feature. And really, to be more specific and give the backgrounds, they were really planning on splitting the Robert Mondavi brand into the Lifestyle component and the Luxury component. And before selling the luxury component they have indicated that they were going to reduce the footprint, the size of the luxury business, in half prior to selling it which we believe both actions, the splitting of the brand and the trimming of the luxury piece severely diminished shareholder value. This is the case where the whole is greater then the sum of the parts. Yet, the recapitalization, excuse me, the restructuring plan is based on the concept that the sum of the parts is greater than the whole, which is very unusual in business to find that. So, we think that the restructuring plan actually severely -- has the potential of severely diminishing value and does not compare to our $53 per share offer.

                  Operator: Your next question is from Jonathan Feeney with Wachovia Securities.

                  Jonathan Feeney - Wachovia Securities - Analyst: Good morning, Richard. A couple of questions if I -- if I could. My first one is just a quick one. You know, it sounds like you've given the Mondavi shareholders a very attractive alternative to some uncertainty here. Given you're the only bid on the table, why come in so high so quickly, I guess, my first question is strategically. And just secondly, you've said that you don't think this deal is meaningfully accretive to the 6 to 8% long-term growth rate, although I understand how there can be some accretion from doing this deal largely in debt. Let me just ask a hypothetical, then. You know, when you bought BRL Hardy you were uncomfortable with the levels of debt that entailed and decided to succumb to the -- to do some equity financing. If this deal fell apart, the Mondavi deal, do you feel like your capital structure is the right capital structure or do you just think your shares are so undervalued you should be in there buying them?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Well, I'd like to stay focused on this deal than to speculate on what we're going to do if the deal falls apart because we don't think it should fall apart. And, you know, you asked, I think, an important question. Why, since we're the only all cash offer on the table, and really the only offer to buy the whole company, why would we put such a high number on the table? Well, the reason is we are very concerned about the Mondavi business being torn apart. I mean, you basically have to crush grapes to make good wine. But, you don't have to crush a wine company to make shareholder value. And we wanted to make sure that the board of directors of Mondavi and the shareholders had a full and attractive offer to compare to basically, crushing the Mondavi company, which is, in our opinion, the wrong way to go. So, that's why our offer is as good as it is.

                  Operator: Your next question is from Mariann Kotas with Munder Capital Management.

                  Mariann Kotas - Munder Capital Management - Analyst: Richard, as a Constellation shareholder I do have a couple of questions. First of which is in terms of the ACV for each company. Can you give me that by U.S. and the rest of the world?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Are you talking about the company's -- each company's share or ACV is typically distribution.

                  Mariann Kotas - Munder Capital Management - Analyst: Yes, I'm talking about distribution.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Yeah, you know, I would suggest calling Lisa for that level of detail.

                  Mariann Kotas - Munder Capital Management - Analyst: Okay. Secondly, the gross margin at Mondavi was down 800 basis points from `01 to `04 and I'm just wondering if you figure you can get most of that back?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Again, we certainly think we can grow the margins but I don't want to be that specific at this point in time.

                  Mariann Kotas - Munder Capital Management - Analyst: And in terms of the financing, I'm wondering what length of time you anticipate on that financing?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
What do you mean by "length of time."

                  Mariann Kotas - Munder Capital Management - Analyst: When do you think you could repay with cash flow?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Well, we have very significant cash flow and it's being dedicated to repaying debt all the time. So, basically, we will continue to devote our cash flow, which is very adequate, to repaying debt and lowering our debt to EBITDA levels.

                  Operator:  Your next question is from Caroline Levy with UBS.

                  Caroline Levy - UBS - Analyst: Good morning, again. Richard, I haven't followed Mondavi for a couple of years but I do know that Woodbridge is a 7 million case business and it seemed to me there were 2 issues. Competition was increasing and the quality of the product maybe wasn't as fine or competitively didn't stack up quite as well as it had once done. So I'm just wondering -- I also thought I'd heard you say that you don't really want to be in the 5 to $10 business because the growth is really at the high-end and it's been extremely competitive there. So can you just talk a little bit about what you like about Woodbridge?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Yes. First of all, it's under the Robert Mondavi umbrella, which we think is one of the greatest umbrella brand names in the world. And we do believe that we can take that California 5 to 10 positioning throughout the rest of the world and do a good job with it given our strength and our routes to market. You are correct, the California 5 to 10 category in the U.S. has been highly competitive. And within the U.S. we don't look at that piece of the business as a growth driver. We look at it as a very important piece of scale business that makes a very big contribution to bottom line cash flow and to distributor profitability and interest. Then you have, basically, the Robert Mondavi private selections piece of business, which I, you know, will say is your $8 to $10 price point. That piece has very dynamic growth potential within the U.S. and, to a lesser degree, around the world. And in our opinion the luxury segment of the Robert Mondavi business has the same type of growth potential that we've seen in our luxury business. So, the Robert Mondavi brand taken as a whole is, in our opinion, a great brand and fits very well with our portfolio.

                  Operator: Your next question is from Mark Swartzberg with Legg Mason.

                  Mark Swartzberg - Legg Mason - Analyst: Thank you. Good morning, Richard. 2 points of clarification if I could. First on your revenue view of Mondavi and secondly some of your financing comments. On the revenue view I'm trying to square some comments that I might have misunderstood, but on their face don't -- aren't consistent. On the one hand you said that you expect to generate significantly higher rates of revenue growth but that the business itself you look at as a mid-single digit revenue company, so slightly dilutive to that 6 to 8% target you have for the whole company. Now, of course, if you're talking about higher rates off of very low rates that math can still work but I'm not quite following that. And then on the equity side are you -- I'm just not exactly clear what you said in response to an earlier question. Are you saying you have no intention of issuing equity over the next 12 months?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
That is correct. On the equity side, unlike the Hardy's transaction, we have no need nor intention of issuing equity. The full benefits of the earnings can go to accreting our earnings per share given it will be entirely debt financed and will stay that way. The point on growth, really, I think you've interpreted it correctly. It's neutral to slightly dilutive to our 6 to 8%. But, given the size of the business, given Constellation's total branded wine business, it's, you know, minimally dilutive. We do believe the Mondavi business, taken as a whole, properly marketed throughout the world, can be a mid-single digit grower. So, if you want to take that as 4 to 6, it is slightly dilutive to 6 to 8, but not meaningfully.

                  Mark Swartzberg - Legg Mason -Analyst: So that's what you mean when you say significantly higher rates of revenue growth?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Than they have had.

                  Mark Swartzberg - Legg Mason - Analyst: Gotcha, yep. All right, thank you.

                  Operator: Your next question is from Rob Davis with Goldman Sachs Asset Management.

                  Rob Davis - Schoenfeld Asset Management - Analyst: From Schoenfeld Asset Management. Question's been answered, thank you.

                  Operator: Our next question is from Zaffar Nazim with JP Morgan. Mr. Nazim, your line is open, you may proceed with your question. I'm sorry, that question has been withdrawn. Your next question is from Michael Ellmann with GMO.

                  Michael Ellmann - GMO - Analyst:  Good morning, Richard.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Good morning.

                  Michael Ellmann - GMO - Analyst: Could you please comment on whether or not this transaction, assuming that it does go forward, will affect your plans to develop a joint venture with the Rothschild Estates?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
It will not affect our plans. We will go ahead to develop that joint venture with Domaines Baron Rothschild Lafite as stated previously.

                  Michael Ellmann - GMO - Analyst: Okay. And could you just clarify the observation about financing cost? You've made the statement that you expect this transaction to be immediately accretive. What's the financing rate assumed in arriving at that statement?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Anything under 5% would do the job. Probably, our costs are, you know, 25 to 50 basis points under 5.

                  Michael Ellmann - GMO - Analyst:  Okay. Thank you very much.

                  Operator: Your next question is from Drew Figdor with Tiedemann & Co.

                  Drew Figdor - Tiedemann & Co. - Analyst: Yes, good afternoon. You've been very aggressive in publicly pursuing this offer and yet it's really just an informal offer, which is sort of a different legal standard for them to make a decision on whether to pursue your offer or the recapitalization plan. Will you present this offer directly to shareholders and what would you do if they reject it.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Okay. Our offer is not an informal offer. We have made a formal offer to the board of directors of Mondavi. And as you have read in their press release, they have chosen not to present it to shareholders. We are asking the shareholders to weigh in on this and if the shareholders like this offer to, basically, ask the board of directors, to take this offer and put it to the shareholders in a formal way. I don't want to speculate on what we will do if the board does not agree to expeditiously negotiate a merger agreement with us.

                  Operator: Your next question is from Anell Rubta with Chesapeake Partners.

                  Louis Sarkes - Chesapeake Partners - Analyst: Hi, my question -- it's actually Louis Sarkes. My question is a couple of fold. One, is there any consideration to giving one price to all shareholders?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
No, there isn't. We thought that since the company's recapitalization plan had already established a premium for the B shareholders that it was best to maintain that premium. We view that in a sense as not interfering with the recapitalization plan and basically making from that perspective our offer neutral versus the recapitalization plan.

                  Louis Sarkes - Chesapeake Partners - Analyst: If the recapitalization plan is abandoned in favor of either exclusive negotiations with you or negotiations with anyone who wants to talk to them would the terms change?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
No.  In other words, would we change the premium?

                  Louis Sarkes - Chesapeake Partners - Analyst:  Correct.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
To the B shareholders?

                  Louis Sarkes - Chesapeake Partners - Analyst:  Correct.

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
No, I don't believe so.

                  Operator: Your next question is from Bryan Spillane of Banc of America Securities.

                  Bryan Spillane - Banc of America Securities - Analyst:
Richard, just 1 thing that I'm still sort of trying to get clear is assuming you're looking at this as a scale acquisition and you look at a multiple of, you know, 14 times EBITDA, it seems to me that that looks more like a growth multiple. Could you just kind of walk through for us how you kind of look at that valuation relative to this being more a scale acquisition in terms of growth?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Actually, I don't want, at this point in time, to get into the details of our acquisition integration plan because it is defocusing from the question that needs to be put to the Mondavi shareholders, do they want to go ahead with the restructuring plan with its inherent risks or would they prefer to see the company sold as a whole for $53 a share.

                  Operator: Your next question is from Marc Cohen with Goldman Sachs.

                  Marc Cohen - Goldman Sachs - Analyst: Most of my follow ups have been answered. But maybe you can clarify 1 thing. I understand that as part of the recap at Mondavi, Michael Mondavi and the family basically agreed to vote in favor of the recap. Can you -- can you just clarify that point as you understand it and how it plays into this issue of getting an alternative to be voted on by the shareholders?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Well, again, we're not presenting an alternative to the recapitalization because our offer includes the 16% premium to the B shares that the recap has. We are presenting an alternative to the restructuring plan. And basically, assuming the economics of the recap and, as we said, we're also perfectly willing to have -- to assume, within the process, a one vote per share independent of whether it's A or B. So, in essence we're assuming that the recap is complete or need not take place if the company is selling the whole. What we want to do is present an offer to the shareholders that allows them to maximize shareholder value by taking cash today versus all of the risks inherent in the restructuring and the future potential of some unknown equity value. And again, Mondavi management has been clear that once the company is restructured they see the value as $749 million to $929 million. So, why would a shareholder want to take all of that risk for less money at the end of the day? We don't understand that.

                  Operator: Your next question is from Jeff Kanter with Prudential Equity.

                  Jeff Kanter - Prudential Equity - Analyst: Quickly, Richard. So, if nothing happens by November 30th and there's the share -- the Mondavi shareholder vote on the recap and the restructuring and do you walk away if they vote in favor of all this stuff?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Well, on November 30th they are voting on the recapitalization and moving to Delaware, which includes certain shareholder or, I should say, really includes certain management rights. And they're not voting on the restructuring. The restructuring is not being put to a vote. And we believe strongly that shareholders will have an interest in whether or not the company goes ahead with the restructuring versus going ahead with our offer.

                  Jeff Kanter - Prudential Equity - Analyst: Okay. And when are you going to have a detailed plan, as you talked about earlier, because it seems like right now that you're just absorbing some of the risk that the Mondavi shareholders are facing. And I'm just trying to figure out why that's good for Constellation shareholders?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Well, I think, Jeff, I would just suggest that you look at our track record with acquisitions. And we have created over the years tremendous shareholder value through our acquisition expertise, our financial discipline, our understanding of the businesses that we are buying and our ability to execute. We believe this acquisition will create equal, if not more, shareholder value than previous acquisitions for our shareholders. But, that's not really the issue here. The issue is what do the Mondavi shareholders want? We're asking Constellation shareholders for the moment to take this on faith that we know what we're doing. Because we do know what we're doing and we've demonstrated that over the years. The real question is what do the Mondavi shareholders want? Do they want their board to go ahead with the restructuring plan or do they want their board, the board that represents them, to accept our offer and put the company up for sale? That's the question.

                  Operator:  Your next question is from Alec Patterson with RCM.

                  Alec Patterson - RCM - Analyst: Yeah, Richard, you've stated several times that you are offering a good deal to shareholders and make it sound like you believe that there are no other competing bids out there. Is that a fact that you know there are no other competing bids out there?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Right at the moment there are not. I can't speculate on whether there will be competing bids.

                  Alec Patterson - RCM - Analyst: Okay. So you know of no others at this point?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
That is correct.

                  Alec Patterson - RCM - Analyst: And just a question on the sales opportunity outside the U.S. I know Mondavi has had an active export program and relationships around the world, sourcing and selling. Where, in particular, could you just outline a little bit the opportunities exist?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
Oh, sure. Well, you know, we're the largest marketer of wines in the UK, which is probably the second most dynamic wine market in the world, second to the U.S. So, right there is a tremendous opportunity given that, you know, we have our own wholesale operation. We have very strong relationships with the off-premise accounts which are sold direct. So, that's a tremendous opportunity. We've also talked about, in the past, the fact that there are 8 countries that we are focused on in what we call the rest of the world where new world wines are growing very rapidly and old world wines are declining in share. So, when you add the Robert Mondavi brand to our new world wine portfolio, you have a dynamic growth opportunity for not only our brands but for the Robert Mondavi brand in those 8 countries. That is basically it. Even though they have an active export program, their presence, their scale in those markets is nothing compared to what we have given our Australian, New Zealand, Chilean and California and U.S. production.

                  Operator: We have time for one final question. That question comes from Tim Ramey with DA Davidson.

                  Tim Ramey - DA Davidson - Analyst: Richard, the Mondavi family members, there were press reports that they voted against the restructuring plan and, I think, Mike Mondavi publicly stated in his letter to the -- resignation letter that he didn't agree with the course that the business was taken. Have you had an opportunity, other then the sort of olive branch you included in your offer letter, to reach out to them and have they reacted at all to your proposal?

                  Richard Sands - Constellation Brands, Inc. - Chairman & CEO:
We have not had conversations or agreements or understandings or anything of that nature, with the Mondavi Board of Director members. So, the answer is, basically, we know what you know from whatever public or publicity has been generated. Okay. Thank you very much. Obviously, if there are any more questions, please feel free to call Lisa at the number that is in the press release and we would be glad to have any further discussions that are necessary. To the Mondavi shareholders, I hope that this offer is viewed as a significant premium and I do suggest that you look at the risks that Mondavi has stated in their proxy materials. These risks are real and are substantial and are actually present right now as we speak. We are in the most important selling season, the October-November-December selling season, and as we speak there is chaos and confusion throughout the distribution channel in the United States, their most important market. And in our opinion shareholder value, brand equity, is being diminished as the days go by. Thank you.

                  Operator: Thank you all for participating in the Constellation Brands conference call. You may now disconnect.

                                   * * * * * *

FORWARD LOOKING STATEMENT

                  This transcript contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation's control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this transcript are forward-looking statements. All forward-looking statements speak only as of the date of this transcript. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no guarantee that any transaction between Constellation and Mondavi will occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Constellation contained in this transcript are also subject to the following risks and uncertainties:
Constellation achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of Constellation's competitors; raw material supply, production or shipment difficulties could adversely affect Constellation's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for Constellation's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect Constellation's forward-looking statements, please refer to Constellation's Annual Report on Form 10-K for the fiscal year ended February 29, 2004 and Constellation's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004.


ADDITIONAL INFORMATION

                  Depending on future developments, Constellation may file with the SEC a proxy statement for solicitation of proxies from the shareholders of Mondavi in connection with Mondavi's annual meeting which is scheduled to take place on November 30, 2004. We urge investors and security holders to read any such proxy statement if and when it becomes available. Any such proxy statement would contain important information. Investors and security holders would be able to obtain a free copy of such proxy statement, if and when it becomes available, at the SEC's internet site (http://www.sec.gov)(http://www.sec.gov) or directly from Constellation by making a request to: Constellation Brands, Inc., 370 Woodcliff Drive, Suite 300, Fairport, New York, 14450, Attention:
Corporate Secretary. Constellation and certain other persons referred to below may be deemed to be participants in the solicitation of proxies. The participants in any such solicitation may include certain directors and executive officers of Constellation. A detailed list of the names of Constellation's directors and officers is contained in Constellation's proxy statement for its 2004 Annual Meeting, filed with the SEC on June 17, 2004, which may be obtained without charge at the SEC's internet site (http://www.sec.gov)(http://www.sec.gov) or by directing a request to Constellation at the address provided above. As of the date of this communication, Constellation owns 100 shares of Mondavi Class A Common Stock. To Constellation's knowledge, none of the officers or directors of Constellation who would be expected to participate in any such solicitation of proxies owns any shares of Mondavi Class A Common Stock or Mondavi Class B Common Stock. Except as disclosed above and in Constellation's proxy statement for its 2004 Annual Meeting, to the knowledge of Constellation, none of the directors or executive officers of Constellation who would be expected to participate in any such solicitation of proxies has any material interest, direct or indirect, by security holdings or otherwise, in Mondavi or Constellation.